FOR IMMEDIATE RELEASE

Contact: Carol DiRaimo,
         Vice President of Investor Relations,
         (913) 967-4109

                 Applebee's International Announces Restatement
           of Historical Financial Statements Related to Industry-Wide
             Lease Accounting Issues; Update on Filing of Form 10-K

Overland Park, Kan., March 28, 2005 -- Applebee's International, Inc. (Nasdaq:APPB) today announced that the company's management and its audit committee have determined that certain of the company's previously issued consolidated financial statements will be restated.

The company had previously announced that, like many other companies in the restaurant, retail and other industries, it had determined that it would correct its accounting treatment for leases. Historically, when accounting for leases with renewal options, the company recorded rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when actual rent payments began. The company depreciated leasehold improvements on those properties over a maximum period of 20 years which, in certain cases, would have included a portion of the renewal option periods.

The primary result of this correction will be to accelerate the recognition of rent expense under certain leases that include fixed-rent escalations by revising the computation of straight-line rent expense to include certain option periods, where failure to exercise such options would result in an economic penalty such that the renewal appears reasonably assured. The lease term will be deemed to commence on the date when the company becomes legally obligated for the rent payments. In connection with the restatement for lease accounting matters, the company will also correct for other previously identified immaterial errors in its financial statements, primarily related to vacation and workers' compensation expense. These corrections will not affect the company's previously reported or future cash flows, sales, the timing of payments under the related leases, or compliance with any debt covenants.

In establishing its accounting policy for straight-line rent allocated to the construction period included in the lease term, the company determined such rent should be recognized as a cost of construction of leasehold improvements and capitalized. As a result of adopting this policy, the company anticipates that the impact of lease accounting matters will reduce diluted earnings per share by less than $0.01 in fiscal year 2005.

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March 28, 2005
Page 2


As a result of the restatement, the consolidated financial statements included in the company's Annual Reports on Form 10-K ("10-K") for the fiscal years ended December 28, 2003 and December 29, 2002, the company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 2004, June 27, 2004 and September 26, 2004, and the preliminary unaudited financial results included in the company's press release issued on February 9, 2005 should no longer be relied upon. The company's 10-K for the fiscal year ended December 26, 2004 to be filed with the SEC will include disclosure of the effects of the adjustments on the financial statements of each of the periods included in the audited financial statements for the fiscal years ended December 28, 2003 and December 29, 2002 and on the unaudited quarterly results of operations for fiscal year 2004 and fiscal year 2003.

The restatement adjustments will increase net earnings by approximately $1,300,000 ($0.02 per share) and $800,000 ($0.01 per share) for the fiscal years ended December 26, 2004 and December 28, 2003, respectively, and will decrease net earnings by approximately $2,500,000 ($0.03 per share) for the fiscal year ended December 29, 2002. The cumulative effect of these restatement adjustments is a reduction to retained earnings of approximately $4,900,000 as of the beginning of fiscal year 2002.

Although the company does not believe these errors resulted in a material misstatement of the company's consolidated financial statements for any annual or interim period previously reported, the effects of correcting these errors in the fourth quarter of 2004 would have been material to that period. Management's Report on Internal Controls over Financial Reporting to be included in the company's 10-K will contain an assessment by management that the company's internal control over financial reporting was effective as of December 26, 2004.

The company previously announced that it had filed Form 12b-25 with the SEC. If a completed 10-K is filed within 15 days after filing a Form 12b-25, then the 10-K is deemed timely filed. However, because of the additional work necessary to implement the construction period lease accounting policy, the company does not expect that it will be able to file its 10-K by March 28, 2005. Therefore, notwithstanding the Form 12b-25 filing, the company expects it will be late filing its 10-K, but expects to be able to file its 10-K by March 31, 2005.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. There are nearly 1,700 Applebee's restaurants operating system-wide in 49 states and 12 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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